NISOURCE INC.
CORPORATE INCENTIVE PLAN
1. PURPOSE
The purpose of the NiSource Inc. Corporate Incentive Plan (“Plan”) is to motivate and reward certain employees of NiSource Inc. (the “Corporation”) and its affiliates (individually, the “Employer” and collectively, the “Employers”) by making a portion of their compensation dependent upon the achievement of certain performance criteria.
2. ADMINISTRATION
The Plan is administered by the Officer Nomination and Compensation Committee (“Committee”) of the Board of Directors of the Corporation (“Board”), which, subject to action of the Board, has complete discretion and authority with respect to the Plan and its application, except to the extent that discretion is expressly limited by the Plan.
3. ELIGIBILITY FOR PARTICIPATION
All exempt and non-exempt employees of the Corporation and its affiliates, other than employees who have received a last chance letter, final notice letter or equivalent during the Plan year, certain exempt employees who participate in other specialized functional incentive plans and bargaining unit employees of Kokomo Gas and Fuel Company are eligible to participate in the Plan; provided however, that the Committee may add additional employees and remove employees in its discretion (“Eligible Employees”). The Committee or the Corporation’s Chief Executive Officer may determine which Eligible Employees or groups of Eligible Employees shall actually participate in the Plan. The Committee and the Chief Executive Officer generally shall make this determination each calendar year (a “Performance Year”). Such officers and other Eligible Employees chosen to participate in the Plan are “Participants.” Designation by the Committee or Chief Executive Officer as a Participant in one Performance Year shall not confer on such Participant the right to be a Participant in another Performance Year.
Notwithstanding the previous paragraph, an employee described above shall be a “Limited Participant” if he or she has received one or more suspensions without pay totaling five days or more during the calendar year. Each Limited Participant will have his or her individual incentive opportunity reduced by at least 50%. Any Participant not covered under the preceding sentences is a “Full Participant.”
4. CREATION OF PERFORMANCE TARGETS
A.	GENERAL
Each year, the Committee shall determine the basic terms and conditions under which incentive compensation will be paid under the Plan. The Committee or the Chief Executive Officer of the Corporation, as described below, may specify different terms and conditions for different Participants or different groups of Participants. A

Participant’s incentive compensation for a Performance Year may be based in whole or in part on the Participant’s corporate division, department, or business unit (“Group”) and in whole or in part on the performance of the Corporation as a whole.
B.	PERFORMANCE GROUPS
The Committee or the Chief Executive Officer may segregate the Corporation into different Groups. Groups may include (a) Corporate Support, (b) Gas Distribution Business Unit, (c) NIE Business Unit, (d) NGT&S Business Unit, and (e) such other groups determined by the Committee or the Chief Executive Officer. The Committee or the Chief Executive Officer, in their sole discretion, shall place Participants in a Group based upon their position in the Corporation. If a Participant changes positions during the calendar year, the Participant will be assigned to a Group based on the position they hold on December 31, unless the Committee or the Chief Executive Officer, in their sole discretion, determines otherwise.
C.	CORPORATE AND PERFORMANCE UNIT CONDITIONS; CREATION OF INCENTIVE POOL
1. General Corporate Conditions
Whether an incentive payment will be made under this Plan may depend upon the Corporation achieving a financial trigger for an applicable Performance Year. The Committee may select the financial trigger for each performance Year based on any objective criteria, including criteria that relate to operating earnings per share, funds from operations, business unit operating earnings, revenue, expense control, shareholder return, valuation, productivity, or such other criteria determined by the Committee (the “Performance Criteria”). The Committee will have full discretion and authority to determine and certify whether the trigger has been achieved and whether any adjustments need to be made in calculating the trigger to reflect unusual or non-recurring events. If the financial trigger is less than a minimum performance standard determined by the Committee for the applicable Performance Year, no amount will be payable under the Plan.
2. Group Performance Conditions and Incentive Pool
If the financial trigger described in Part (1) above is reached, the Committee may create an incentive pool for each Group from which bonuses under this Plan will be paid (the “Incentive Pool”). To determine the Incentive Pool for each Group, the Committee may establish one or more financial triggers that the Group needs to achieve for the Performance Year based upon any Performance Criteria. The Committee may delegate this authority to one or more officers. The Committee may assign payout percentages based upon various potential results, ranging from a minimum “Trigger” percentage to a maximum “Stretch” percentage, to be applied if the financial triggers are met. The Committee has full discretion and authority to determine the “Target” payout and the “Trigger” and “Stretch” payouts for each

Performance Year.
5. DISTRIBUTION OF THE INCENTIVE PAYMENT
A.	General Timing of Payment
If payable, the Participant’s bonus will be distributed to the Participant, or the Participant’s estate in the event of the Participant’s death before payment, in cash in a single sum as soon after the end of the applicable Performance Year as practicable, but no later than March 15 after the end of the Performance Year, in accordance with the Corporation’s payroll practices. A Participant who terminates his or her employment with the Corporation after the end of the Performance Year, but before the distribution of the incentive payment will be entitled to receive any payment due under this Plan. However, any participant that is terminated “for cause” before the distribution of the incentive payment will not be entitled to receive any payment due under this plan. Notwithstanding the foregoing, any Participant who terminates employment with the Employer and their affiliates due to death, disability or retirement, pursuant to an Employer’s qualified retirement plan, during a calendar year will be deemed a Participant on December 31 of such calendar year, and will receive an incentive payment for such year based on his or her Eligible Earnings through the date of termination of employment.
B.	Over/Under Payments
If any Participant or beneficiary receives an underpayment of any bonus payable under this Plan, payment of any such shortfall shall be made as soon as administratively practicable. If any Participant or beneficiary receives an overpayment of any bonus payable under the terms of this Plan for any reason, the Committee or its delegate shall have the right, in its sole discretion, to take whatever action it deems appropriate, including but not limited to the right to require repayment of such amount or to reduce future payments under this Plan, to recover any such overpayment. Notwithstanding the foregoing, if the Corporation is required to prepare an accounting restatement due to the material noncompliance of the Corporation, as a result of misconduct, with any financial reporting requirement under the securities laws, and if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Corporation the amount of any payment in settlement of bonus earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.
6. CONTINUITY OF THE PLAN
Although it is the present intention of the Corporation to continue the Plan in effect for an indefinite period of time, the Corporation reserves the right to terminate the Plan in its entirety as of the end of any calendar year or to modify the Plan as it exists from time to time, provided that no such action shall adversely affect any incentive payment amounts previously earned in a preceding calendar year under the Plan.
7. NOTICES
Any notice required or permitted to be given by the Corporation or the Committee pursuant to the Plan shall be deemed given when personally delivered or deposited in the United States mail, registered or certified, postage prepaid, addressed to the Participant, his or her beneficiary, executors, administrators, successors, assigns or transferees, at the last address shown for the Participant on the records of the Corporation or subsequently provided in writing to the Corporation.
8. WITHHOLDING
The Corporation may withhold from any incentive payment under the Plan amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law, and deductions as may be required pursuant to agreement with, or without the consent of, a Participant, including withholding with respect to any elective deferrals under the deferred compensation arrangement sponsored by the Corporation.
9. MISCELLANEOUS PROVISIONS
A.	Except as otherwise provided in Section 5(B), no incentive payment under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by the payee; and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Corporation shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any incentive payment under the Plan.

B.	Nothing contained herein will confer upon any Participant the right to be retained in the service of an Employer or any affiliate thereof nor limit the right of an Employer or any subsidiary thereof to discharge or otherwise deal with any Participant without regard to the existence of the Plan.

C.	The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of an Employer or any affiliate thereof for payment of any incentive payments hereunder. No Participant or any other person shall have any interest in any particular assets of an Employer or any affiliate thereof by reason of the right to receive an incentive payment under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of an Employer or any affiliate thereof with respect to any rights under the Plan.

10. GOVERNING LAW
The provisions of the Plan shall be construed and interpreted according to the laws of the State of Indiana, except as preempted by federal law.
IN WITNESS WHEREOF, the Corporation has adopted this Plan and caused this Plan to be executed on its behalf by its officer duly authorized, on this 24 day of March, 2009.

NISOURCE, INC.

By:	Robert Campbell
Robert Campbell